Media:
For immediate release	Mitchell Brown
April 14, 2005	610.818.6563

KRAMONT ANNOUNCES SHAREHOLDER APPROVAL OF MERGER

     Plymouth Meeting, Penn. April 14, 2005—Kramont Realty Trust (NYSE:KRT) announced today that its shareholders have approved its previously announced proposed merger into an affiliate of Melbourne, Australia-based Centro Properties Limited (ASX:CNP), CWAR OP Merger Sub III Trust.

     Shareholders overwhelming voted in favor of the proposed merger. With 70% of eligible shares voted, over 98% of the votes received were in favor of the transaction.

     Kramont and CWAR OP Merger Sub III Trust anticipate completing the merger the week of April 18, 2005.

About Kramont

     Kramont Realty Trust is a self-administered, self-managed equity real estate investment trust specializing in neighborhood and community shopping center acquisitions, leasing, development and management. The company owns, operates, manages and has under development 93 properties encompassing nearly 12.5 million square feet of leasable space in 16 states. Nearly 80 percent of Kramont’s centers are grocery, drug or value retail anchored. For more information, please visit www.kramont.com.

Safe Harbor Statement

Certain statements contained in this press release that are not related to historical results, are forward-looking statements, such as anticipated liquidity and capital resources, closing of financing commitments and anticipated occupancy dates for new tenants. The matters referred to in forward-looking statements are based on assumptions and expectations of future events which may not prove to be accurate and which could be affected by the risks and uncertainties involved in the Company’s business many of which cannot be predicted with accuracy and some of which might not even be anticipated. Prospective investors are cautioned that any such statements are not guarantees of future performance and that actual results may differ materially from those projected and implied in the forward-looking statements. These risks and uncertainties include, but are not limited to, the burden of the Company’s substantial debt obligations; the risk that the Company may not be able to refinance its debt obligations on reasonable terms, if at all; the highly competitive nature of the real estate leasing market; adverse changes in the real estate markets including, among other things, competition with other companies; general economic and business conditions, which will, among other things, affect demand for retail space or retail goods, availability and creditworthiness of prospective tenants and lease rents; financial condition and bankruptcy of tenants, including termination of leases by bankrupt tenants; the availability and terms of debt and equity financing;

Kramont Announces Shareholder
     Approval of Merger
April 14, 2005

risks of real estate acquisition, expansion and renovation; construction and lease-up delays; the level and volatility of interest rates; governmental actions and initiatives; environmental/safety requirements; as well as certain other risks described in the Company’s Form 10-K. Subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by cautionary statements in this paragraph and elsewhere described in the Company’s Form 10-K and in other reports we filed with Securities and Exchange Commission.

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